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                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087



                                                                  April 14, 2000



Fieldman Hay & Ullman, LLP
350 Fifth Avenue, 47th Floor
New York, New York 10118

Gentlemen:

         This is to acknowledge and confirm our agreement regarding the issuance to Anthony Ullman, John Hay and Henry Fieldman, of an aggregate of 150,000 shares of Common Stock. The shares will be issued in payment on account of the legal fees due, or to become due, to Fieldman Hay & Ullman, LLP (the "Firm") by the Company, all pursuant to the terms and conditions set forth herein.

         (1) This will confirm that the Firm has been retained to represent the Company in connection with the current litigation with Mail Boxes Etc. USA, Inc. ("MBE Litigation"). It is understood and agreed that none of the Firm's services to be rendered on behalf of the Company shall be in connection with the offer or sale of any securities of the Company in a capital raising transaction or directly or indirectly promoting or maintaining a market for the Company's securities.

         (2) The Company shall issue a total of 150,000 shares of fully paid and nonassessable Common Stock of the Company to be valued at $2.25 per share, or an aggregate of $337,500. This represents the closing bid price of the Common Stock on the date hereof. Promptly following the effective date of the registration statement described below, the Company shall issue such stock as follows: 50,000 shares to Henry Fieldman; 50,000 shares to John Hay; and 50,000 shares to Anthony Ullman.

                  Promptly after the signing of this letter, the Company will cause a registration statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering the 150,000 shares of Common Stock of the Company to be issued to Anthony Ullman, John Hay and Henry Fieldman.



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         (3) Because you are representing the Company in connection with the MBE
Litigation, you and the Company want to make sure that any trading by you in the Common Stock to be issued hereunder would not violate any applicable insider trading laws. In this regard, the Company shall deliver to you at the time of the issuance of the shares of Common Stock a comfort letter from its general counsel indicating certain guidelines which should assist all of you in avoiding the violation of, or avoiding the appearance of the violation of, any applicable insider trading laws. These guidelines will be similar to the guidelines set forth in the New York Stock Exchange Listed Company Manual regarding insider trading and the timing of transactions. This will confirm that such letter shall be in form acceptable to you at your sole discretion, and that, if it is not, you shall have the right to rescind this letter and all legal fees shall then be paid in accordance with the previously existing agreement.

         Except as specifically set forth herein, all of the terms and conditions of our prior fee agreement shall remain in full force and effect.

         Please indicate your acceptance of the terms of this letter by signing and below where indicated and returning it to me.

                                                 USA TECHNOLOGIES, INC.


                                             By: /s/ George R. Jensen, Jr.
                                                --------------------------------
                                                 George R. Jensen, Jr.
                                                 Chief Executive Officer


ACCEPTED:

Fieldman Hay & Ullman, LLP

By: /s/ John Hay
   ----------------------------
    John Hay, Member